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U.S. Bank Promotes Andrew Cecere to Chief Operating Officer and
Kathy Ashcraft Rogers to Chief Financial Officer

MINNEAPOLIS – Jan. 20, 2015 – U.S. Bank (NYSE: USB), the fifth largest bank in the United States, announced today that Andrew Cecere, currently Vice Chairman and Chief Financial Officer (CFO), has been promoted to Vice Chairman and Chief Operating Officer (COO) and will be responsible for U.S. Bank’s core lines of business: Consumer and Small Business Banking, Wholesale Banking and Commercial Real Estate, Payment Services, and Wealth Management and Securities Services. Cecere will continue to report to Richard Davis, Chairman, President, and Chief Executive Officer, U.S. Bank.

“U.S. Bank believes in a comprehensive executive development process to ensure that our leadership team has the breadth and depth of experience required to execute on our plans to create value for customers and shareholders,” said Davis. “Andy has demonstrated tremendous leadership during his 30 years with U.S. Bank and we are confident in his ability to manage our businesses effectively and execute our customer-focused growth strategy. One of U.S. Bank’s core strengths is our continuity of executive leadership, which has been established through a carefully managed and time-tested process. Moving Andy into the COO role is an example of that thoughtful and deliberate process.”

Kathy Ashcraft Rogers, currently Executive Vice President, Business Line Planning & Reporting, will succeed Cecere as Vice Chairman and Chief Financial Officer. Rogers has been with U.S. Bank for 28 years and has served in a variety of leadership roles within the Finance organization. She will report to Davis and join the Managing Committee, which consists of the 14 most senior leaders at U.S. Bank.

Kate Quinn, Executive Vice President of Strategy and Corporate Affairs, U.S. Bank, has also been promoted and will join the Managing Committee and report to Davis.

“U.S. Bank creates value for its customers and shareholders by developing and leveraging its internal executive talent, which is highlighted by tenure, stability, and a commitment to preserving U.S. Bank’s exceptional track record of financial performance,” Davis said. “We are fortunate to have talented leaders, such as Kathy and Kate, to promote from within and join our Managing Committee. They will play critical roles as we execute on our vision for the future of U.S. Bank.”

Cecere has been with U.S. Bank since 1985. He has served as Vice Chairman and CFO since 2007. Prior to that, he served as Vice Chairman of Wealth Management and Securities Services. He received his MBA from the Carlson School of Business at the University of Minnesota and a bachelor’s degree in business administration and finance from the University of St. Thomas.

Rogers has been with U.S. Bank since 1987. Rogers has been responsible for Business Line Planning & Reporting, including the stress testing process for U.S. Bank with the Federal Reserve Board, since 1998. She is a graduate of Ohio State University.

Quinn joined U.S. Bank in September 2013 and is responsible for Strategy, Marketing, Government Relations, Customer Experience, Analytics, Corporate Communications, Community Affairs, and the U.S. Bank Foundation.

About U.S. Bank

U.S. Bancorp (NYSE: USB), with $391 billion in assets as of September 30, 2014, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,177 banking offices in 25 states and 5,026 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.

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